Exhibit 99.4

August ___, 2015

Morgan Stanley & Co. LLC

on behalf of the several Underwriters

named in Schedule II to the Underwriting Agreement

c/o Morgan Stanley & Co. LLC

     1585 Broadway

     New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with National General Holdings Corp., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of              shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (b) transfers to any trust for the direct or indirect benefit of the undersigned or his or her immediate family or (c) dispositions from any grantor retained annuity trust; provided that in the case of any transfer or disposition pursuant to clause (a), (b) or (c), (i) each donee, trustee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter, (ii) such transfer or disposition will not involve a disposition for value and (iii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period, or (d) transfers of Common Stock pursuant to any Rule 10b5-1 plan existing on the date of the final prospectus, (e) transfers required pursuant to the Company’s 2010 Equity Incentive

A-1

Plan and 2013 Equity Incentive Plan in order to reimburse or pay U.S. federal income tax and withholding obligations in connection with vesting of restricted stock or restricted stock unit grants or (f) transfers to the undersigned’s affiliates, provided that each affiliate transferee shall sign and deliver a lock-up letter substantially in the form of this letter. For purposes of this paragraph, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If:

(1) during the last 17 days of the Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period;

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the initial Restricted Period and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial Restricted Period unless the undersigned requests and receives prior written confirmation from the Company or Morgan Stanley that the restrictions imposed by this agreement have expired.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)